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                                                                   Exhibit 23.12

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the combined financial position of Access Self-Storage Holdings S.A., Akeler Holdings S.A., B.C. Holdings S.A., and CWE Property Holdings S.A. and their subsidiaries at 31 December 2001, and the results of their operations and their cash flows for the year ended 31 December 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Board of Directors of each Company; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers
London
21 March 2002